EXHIBIT 99.1

EPHS Holdings, Inc. Signs Binding Letter of Intent to Acquire Merritt Valley Cannabis Corporation

EPHS Holdings, Inc. (the “Company”) (OTCQB: STNN), a development stage company, is excited to announce the signing of a binding Letter of Intent ("LOI") to acquire 100% of the issued and outstanding shares of privately held Merritt Valley Cannabis Corporation, a Canadian corporation, in a non-cash transaction and the appointment of Stevan Perry as the Company’s President.

Mr. Perry is a senior executive and business development leader with over 18 years of corporate, operational and project management experience. He has a progressive career involving the successful business development of major projects, scaled energy solutions and business modeling for energy intensive start-ups, fortune 100 companies and some world’s largest Cannabis Companies.

Mr. Perry’s most recent works with The Green Organic Dutchman Holdings Ltd. (TSX: TGOD) (US: TGODF) during their development stage, brings both experience and efficiency as the Company prepares to enter into the commercial scale cultivation of cannabis.  Mr. Perry also acted as an energy leader for both Honeywell  (NYSE: HON) and Eaton. (NYSE: ETN).

The Company’s CEO, Gianfranco Bentivoglio, commented, "The commercial cultivation market of cannabis for CBD and THC related products is explosive and the timing of our acquisition could not be better. With Stevan's history in the industry and his expertise in energy efficiency, the ability to be both a strong producer in the sector, will position the company to be one of the lowest cost producers in industry delivering maximum value to our shareholders”

Mr. Perry commented “On behalf of the entire MVC team, we would like to thank the EPHS team and it shareholders.  We are excited to integrate our business plans and IP, that we will feel will position EPHS Holdings Inc. to be one of the lowest cost producers in the industry.”

Forward-Looking Statements

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" are based on expectations, estimates and projections at the time the statements are made, and involve risks and uncertainties, which could cause actual results or events to differ materially from those currently anticipated, including, but not limited to delays, difficulties, changed strategies, or unanticipated factors or circumstances affecting EPHS Holdings, Inc. and its business.  Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in the Company's filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The risk factors and other factors noted in the Company's SEC filings could cause actual results to differ materially from those contained in any forward-looking statement.

John Bentivoglio, CEO

EPHS Holdings Inc

johnb@ephsholdings.com

212-321-0091